Exhibit 4.11

EXECUTION VERSION

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

THIS THIRD AMENDMENT dated as of September 15, 2020 (the or this “Third Amendment”) to the Note Purchase Agreement (as defined below) is among The Marcus Corporation, a Wisconsin corporation (the “Company”), and each of the institutions set forth on the signature pages to this Third Amendment (collectively, the “Noteholders”).

RECITALS

A.     The Company and each of the Noteholders have heretofore entered into the Note Purchase Agreement dated as of December 21, 2016 (the “Original Note Purchase Agreement”).  The Company has heretofore issued $50,000,000 4.32% Senior Notes due February 22, 2027 (the “Notes”) pursuant to the Note Purchase Agreement.  As of the date hereof, $50,000,000 of the Notes are outstanding.

B.     The Company and the Noteholders have heretofore entered into that certain First Amendment to the Note Purchase Agreement dated as of April 29, 2020 (the “First Amendment”) and that certain Second Amendment to Note Purchase Agreement dated as of June 26, 2020 (the “Second Amendment”).  The Original Note Purchase Agreement, as amended by that certain First Amendment and as further amended by that certain Second Amendment is hereinafter referred to as the “Note Purchase Agreement”.  As of the date hereof, $50,000,000 of the Notes are outstanding. The Noteholders are the holders of 100% of the outstanding principal balance of the Notes.

C.     The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

D.     Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement, as amended by this Third Amendment, unless herein defined or the context shall otherwise require.

E.     All requirements of law have been fully complied with and all other acts and things necessary to make this Third Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

STATEMENT OF AGREEMENT

NOW, THEREFORE,  the Company and the Noteholders, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

Cover 3rd Amendment Marcus 2016 NPA (copy) 4814-8245-8059 v4.docx

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ARTICLE I

AMENDMENTS TO NOTE PURCHASE AGREEMENT

Effective upon the Third Amendment Effective Date (as hereinafter defined), the Note Purchase Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double−underlined text (indicated textually in the same manner as the following example: double−underlined text) as set forth in the composite conformed copy of the Note Purchase Agreement attached hereto as Exhibit A.

ARTICLE II

CONDITIONS TO EFFECTIVENESS

Section 2.1.   This Third Amendment shall become effective as the date hereof when executed counterparts of this Third Amendment, duly executed by the Company and the holders of 100% of the outstanding Notes shall have been delivered to the Noteholders. The changes to the Note Purchase Agreement effectuated by Article I of this Third Amendment shall become effective on the date (such date, the “Third Amendment Effective Date”) when all of the following conditions have been (or, in the case of subsections (a), (b) and (c) below, substantially contemporaneously will be) satisfied, provided that such satisfaction occurs on or before the day 60 days after the date of this Third Amendment:

(a)     the Noteholders shall have received evidence reasonably satisfactory to them that the Bank Credit Agreement have been amended substantially as proposed in the from annexed hereto annexed hereto as Exhibit B;

(b)     the holders of Notes shall have received evidence reasonably satisfactory to them that the Note Purchase Agreement dated as of June 27, 2013 has been amended substantially as proposed in the form annexed hereto as Exhibit C;

(c)     the representations and warranties of the Company set forth Section 5 of the Note Purchase Agreement, as amended by this Third Amendment, are true and correct on and with respect to the date hereof;

(d)     the Specified Convertible Senior Notes and the transactions related thereto shall have closed, and the gross proceeds from the issuance of the Specified Convertible Senior Notes shall not be less than $75,000,000; and

(e)     the Company shall have paid the fees and expenses of Chapman and Cutler LLP, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Third Amendment, together with the outstanding invoice of August 19, 2020 previously delivered to the Company, to the extent invoiced within three (3) Business Days of the date of this Third Amendment.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1.   To induce the Noteholders to execute and deliver this Third Amendment, the Company represents and warrants (which representations and warranties shall survive the execution and delivery of this Third Amendment) to the Noteholders, on the date hereof, that:

(a)     this Third Amendment has been duly authorized, executed and delivered by the Company and this Third Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b)     as of the date of the Third Amendment Effective Date, the Note Purchase Agreement, as amended by this Third Amendment, will constitute the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c)     the execution, delivery and performance by the Company of this Third Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Bank Credit Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 3.1(c);

(d)     upon giving effect to this Third Amendment, the representations and warranties of the Company set forth Section 5 of the Note Purchase Agreement are true in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects); and

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(e)     as of the date hereof, no Default or Event of Default has occurred and is continuing, and no Default or Event of Default will be caused upon giving effect to this Third Amendment.

ARTICLE IV

MISCELLANEOUS

Section 4.1.      This Third Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Third Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 4.2.      Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Amendment may refer to the Note Purchase Agreement without making specific reference to this Third Amendment but nevertheless all such references shall include this Third Amendment unless the context otherwise requires.

Section 4.3.      The descriptive headings of the various Sections or parts of this Third Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 4.4.      This Third Amendment shall be governed by and construed in accordance with New York law.

Section 4.5.      Each Subsidiary Guarantor acknowledges that its consent to this Third Amendment is not required, but each Subsidiary Guarantor nevertheless hereby agrees and consents to this Third Amendment and to the documents and agreements referred to herein.  Each Subsidiary Guarantor agrees and acknowledges that (i) notwithstanding the effectiveness of this Third Amendment, each Subsidiary Guaranty (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time) shall remain in full force and effect without modification thereto, and (ii) nothing herein shall in any way limit any of the terms or provisions of each Subsidiary Guaranty executed by any Subsidiary Guarantor, all of which are hereby ratified, confirmed and affirmed in all respects.  Each Subsidiary Guarantor hereby agrees and acknowledges that no other agreement, instrument, consent or document shall be required to give effect to this section.  Each Subsidiary Guarantor hereby further acknowledges that the Company may from time to time enter into any further amendments, modifications, terminations and/or waivers of any provisions of the Note Purchase Agreement without notice to or consent from any Subsidiary Guarantor and without affecting the validity or enforceability of any Subsidiary Guaranty giving rise to any reduction, limitation, impairment, discharge or termination of any Subsidiary Guaranty.

Section 4.6.      This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution hereof by the Company shall constitute a contract between the Company and the Noteholders for the uses and purposes hereinabove set forth, and this Third

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Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.  Delivery of this Third Amendment by facsimile, electronic mail or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  The parties agree to electronic contracting and signatures with respect to this Third Amendment.  Delivery of an electronic signature to, or a signed copy of, this Third Amendment by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Third Amendment shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act

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The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Third Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

Very truly yours,

THE MARCUS CORPORATION

By	/s/ Douglas A. Neis
Name: Douglas A. Neis
Title: Chief Financial Officer

SIGNATURE PAGE TO

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

ACKNOWLEDGED:

B & G SUN PRAIRIE, LLC
B&G REALTY, LLC
BROOKFIELD CORNERS DEVELOPMENT, LLC
CAFE REFRESHMENTS, INC.
CAPTAINS-KENOSHA, INC.
CENTURY LAKES WP CINEMA, LLC
COLONY INNS RESTAURANT CORPORATION
CORNERS OF BROOKFIELD, LLC
EFAH, LLC
FAMILY ENTERTAINMENT, LLC
FIRST AMERICAN FINANCE CORPORATION
GRAND GENEVA, LLC
GRAYDIENT CREATIVE, LLC
GS HOLDINGS, INC.
HOSPITALITAS INDEMNITY, INC.
INTERNATIONAL EXPORTS CHICAGO, LLC
INTERNATIONAL EXPORTS, LLC
MARCUS BIS PARTNERS, LLC
MARCUS BIS, LLC
MARCUS BLOOMINGTON, LLC
MARCUS CINEMAS OF MINNESOTA AND ILLINOIS, INC.
MARCUS CINEMAS OF OHIO, LLC
MARCUS CINEMAS OF WISCONSIN, LLC
MARCUS CONSID, LLC
MARCUS DEVELOPMENT, LLC
MARCUS EL PASO, LLC
MARCUS FRANKLIN, LLC
MARCUS HOTELS ASSOCIATES, INC.
MARCUS HOTELS HOSPITALITY, LLC
MARCUS HOTELS, INC.
MARCUS HOUSTON, LLC
MARCUS LINCOLN HOTEL, LLC
MARCUS LINCOLN, LLC
MARCUS MANAGEMENT LAS VEGAS, LLC
MARCUS MARYLAND, LLC
MARCUS MIDWEST, LLC
MARCUS MURIETA, LLC

By:	/s/ Douglas A. Neis
Name:	Douglas A. Neis
Title:	Chief Financial Officer

SIGNATURE PAGE TO

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

ACKNOWLEDGED:
MARCUS NORTH HOLLYWOOD, LLC
MARCUS NORTHSTAR, INC.
MARCUS OMAHA, LLC
MARCUS RESTAURANTS, INC.
MARCUS RS, LLC
MARCUS SCHIL, LLC
MARCUS SKIRVIN, INC.
MARCUS SOUTHPORT, LLC
MARCUS SOUTHRIDGE DEVELOPMENT, LLC
MARCUS SPB, LLC
MARCUS THEATRES MANAGEMENT, LLC
MARCUS THEATRES CORPORATION
MARCUS W, LLC
MCS CAPITAL, LLC
MH EXCHANGE HOLDINGS, LLC
MH EXCHANGE III, LLC
MH EXCHANGE IV, LLC
MH EXCHANGE V, LLC
MH EXCHANGE VI, LLC
MH EXCHANGE, LLC
MILWAUKEE CITY CENTER, LLC
MMT LAPAGAVA, LLC
MMT TEXNY, LLC
MOORHEAD GREEN, LLC
NEBRASKA ENTERTAINMENT, INC.
PARKWOOD WESTPOINT PLAZA, LLC
P-CORN ACQUISITIONS OF MINNESOTA AND ILLINOIS, LLC
P-CORN ACQUISITIONS MISSOURI CORPORATION
P-CORN ACQUISITIONS, LLC
PLATINUM CONDOMINIUM DEVELOPMENT, LLC
PLATINUM HOLDINGS LAS VEGAS, LLC
RESORT MISSOURI, LLC
RUSH ONTARIO, LLC
SAFARI MADISON, LLC
SAUK RAPIDS CINEMA, LLC
SHIP, LLC
SPRINGDALE 2006, LLC

By:	/s/ Douglas A. Neis
Name:	Douglas A. Neis
Title:	Chief Financial Officer

SIGNATURE PAGE TO

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

Accepted as of the date first written above.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

	By:	Northwestern Mutual Investment Management Company, LLC, Its Investment Adviser

	By	/s/ Daniel J. Julka
Name: Daniel J. Julka
Managing Director

We acknowledge that we hold $24,000,000 4.32% Senior Notes due February 22, 2027

SIGNATURE PAGE TO

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

Accepted as of the date first written above.

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

	By	/s/ Brian Keating
Name: Brian Keating
Title: Senior Managing Director

We acknowledge that we hold $15,000,000 4.32% Senior Notes due February 22, 2027

SIGNATURE PAGE TO

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

Accepted as of the date first written above.

STATE OF WISCONSIN INVESTMENT BOARD

	By	/s/ Christopher P. Prestigiacomo
Name: Christopher P. Prestigiacomo
Title: Portfolio Manager

We acknowledge that we hold $11,000,000 4.32% Senior Notes due February 22, 2027

SIGNATURE PAGE TO

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

EXHIBIT A

Composite Copy of Note Purchase Agreement1

Reflecting Third Amendment to the Note Purchase Agreement

[see attached]

1                    The Composite Copy of the Note Purchase Agreement is a copy of the Execution Version of the Note Purchase Agreement dated as of December 21, 2016. The “blackline” reflects changes as of the Effective Date of the Third Amendment from the existing the Note Purchase Agreement.

EXHIBIT A TO AMENDMENT AGREEMENT DATED AS OF SEPTEMBER 15, 2020

~~EXHIBIT A TO AMENDMENT AGREEMENT DATED AS OF APRIL 29, 2020~~

THE MARCUS CORPORATION

$50,000,000 4.32% Senior Notes due February 22, 2027

___________

NOTE PURCHASE AGREEMENT

________________

Dated December 21, 2016

TABLE OF CONTENTS

SECTION	HEADING	PAGE

SECTION 1.	AUTHORIZATION OF NOTES; INTEREST RATE; SPECIFIED PERIOD ~~FEE~~FEE	1

Section 1.1.	Description of Notes	1
Section 1.2.	Interest Rate	1
Section 1.3.	Specified Period Fee	1

SECTION 2.	SALE AND PURCHASE OF NOTES	2

SECTION 3.	CLOSING	2

SECTION 4A.	CONDITIONS TO EXECUTION AND DELIVERY	~~3~~2

Section 4A.1.	Resolution	3

SECTION 4B.	CONDITIONS TO CLOSING	3

Section 4B.1.	Representations and Warranties	3
Section 4B.2.	Performance; No Default	3
Section 4B.3.	Compliance Certificates	3
Section 4B.4.	Opinions of Counsel	3
Section 4B.5.	Purchase Permitted by Applicable Law, Etc	4
Section 4B.6.	Sale of Other Notes	4
Section 4B.7.	Payment of Special Counsel Fees	4
Section 4B.8.	Private Placement Number	4
Section 4B.9.	Changes in Corporate Structure	4
Section 4B.10.	Funding Instructions	4
Section 4B.11.	Proceedings and Documents	4

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	5

Section 5.1.	Organization; Power and Authority	5
Section 5.2.	Authorization, Etc	5
Section 5.3.	Disclosure	5
Section 5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates and Investments	5
Section 5.5.	Financial Statements; Material Liabilities	6
Section 5.6.	Compliance with Laws, Other Instruments, Etc	6
Section 5.7.	Governmental Authorizations, Etc	7
Section 5.8.	Litigation; Observance of Agreements, Statutes and Orders	7
Section 5.9.	Taxes	7
Section 5.10.	Title to Property; Leases	7
Section 5.11.	Licenses, Permits, Etc	7
Section 5.12.	Compliance with ERISA	8
Section 5.13.	Private Offering by the Company	8

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Section 10.1.	Transactions with Affiliates	~~30~~31
Section 10.2.	Limitations on Debt	31
Section 10.3.	Consolidated Debt to Capitalization Ratio	31
Section 10.4.	Limitations on Priority Debt	31
Section 10.5.	Consolidated Fixed Charge Coverage Ratio	31
Section 10.6.	Minimum Consolidated EBITDA	31
Section 10.7.	Minimum Liquidity	~~31~~32
Section 10.8.	Capital Expenditures	32
Section 10.9.	Limitation on Liens	32
Section 10.10.	Sales of Assets	34
Section 10.11.	Merger and Consolidation	35
Section 10.12.	Restricted Payments	36
Section 10.13.	Designation of Restricted and Unrestricted Subsidiaries	~~36~~37
Section 10.14.	Nature of Business	37
Section 10.15.	Terrorism Sanctions Regulations	~~37~~38
Section 10.16.	Investments, Loans, Advances	~~37~~38

SECTION 11.	EVENTS OF DEFAULT	~~38~~39

SECTION 12.	REMEDIES ON DEFAULT, ETC	~~41~~42

Section 12.1.	Acceleration	~~41~~42
Section 12.2.	Other Remedies	~~41~~42
Section 12.3.	Rescission	~~41~~42
Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc	~~42~~43

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES	~~42~~43

Section 13.1.	Registration of Notes	~~42~~43
Section 13.2.	Transfer and Exchange of Notes	~~42~~43
Section 13.3.	Replacement of Notes	~~43~~44

SECTION 14.	PAYMENTS ON NOTES	~~44~~45

Section 14.1.	Place of Payment	~~44~~45
Section 14.2.	Home Office Payment	~~44~~45
Section 14.3.	FATCA Information	~~44~~45

SECTION 15.	EXPENSES, ETC	~~45~~46

Section 15.1.	Transaction Expenses	~~45~~46
Section 15.2.	Certain Taxes	~~45~~46
Section 15.3.	Survival	~~45~~46

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT	~~46~~47

SECTION 17.	AMENDMENT AND WAIVER	~~46~~47

Section 17.1.	Requirements	~~46~~47

Section 17.2.	Solicitation of Holders of Notes	~~46~~47
Section 17.3.	Binding Effect, etc	~~47~~48
Section 17.4.	Notes Held by Company, etc	~~47~~48

SECTION 18.	NOTICES	~~48~~49

SECTION 19.	REPRODUCTION OF DOCUMENTS	~~48~~49

SECTION 20.	CONFIDENTIAL INFORMATION	~~48~~49

SECTION 21.	SUBSTITUTION OF PURCHASER	~~50~~51

SECTION 22.	MISCELLANEOUS	~~50~~51

Section 22.1.	Successors and Assigns	~~50~~51
Section 22.2.	Accounting Terms	~~50~~51
Section 22.3.	Severability	~~51~~52
Section 22.4.	Construction, etc	~~51~~52
Section 22.5.	Counterparts	~~52~~53
Section 22.6.	Governing Law	~~52~~53
Section 22.7.	Jurisdiction and Process; Waiver of Jury Trial	~~52~~53

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS	

SCHEDULE 1	—	FORM OF 4.32% SENIOR NOTES DUE FEBRUARY 22, 2027	

SCHEDULE 4.4(a)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY	

SCHEDULE 5.4	—	SUBSIDIARIES, AFFILIATES AND DIRECTORS AND SENIOR OFFICERS OF THE COMPANY AND INVESTMENTS	

SCHEDULE 5.5	—	FINANCIAL STATEMENTS	

SCHEDULE 5.11	—	LICENSES AND PERMITS	

SCHEDULE 5.15	—	EXISTING DEBT	

SCHEDULE 10.2	—	EXCLUDED REAL PROPERTY	

SCHEDULE 10.5	—	EXISTING LIENS	

SCHEDULE 10.16	-	EXISTING INVESTMENTS	

SCHEDULE B	—	DEFINED TERMS	

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THE MARCUS CORPORATION

100 East Wisconsin Avenue, Suite 1900

Milwaukee, Wisconsin 53202

$50,000,000 4.32% Senior Notes due February 22, 2027

December 21, 2016

TO EACH OF THE PURCHASERS LISTED IN

SCHEDULE A HERETO:

Ladies and Gentlemen:

The Marcus Corporation, a Wisconsin corporation (together with any successor thereto that becomes a party hereto pursuant to Section 10.7, the "Company"), agrees with each of the Purchasers as follows:

SECTION 1.        AUTHORIZATION OF NOTES; INTEREST RATE; SPECIFIED PERIOD FEE.

Section 1.1.     Description of Notes.  The Company will authorize the issue and sale of (i) $50,000,000 4.32% Senior Notes due February 22, 2027 as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the "Notes").  The Notes shall be substantially in the form set out in Schedule 1.  Certain capitalized and other terms used in this Agreement are defined in Schedule B.  References to a "Schedule" are references to a Schedule attached to this Agreement unless otherwise specified.  References to a "Section" are references to a Section of this Agreement unless otherwise specified.

Section 1.2.      Interest Rate.  (a) The Notes shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal thereof from the date of issuance at their respective stated rates of interest payable semi-annually in arrears on the twenty-second (22nd) day of February and August in each year and at maturity, commencing on August 22, 2017, until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) and interest (so computed) on any overdue principal, interest or Make-Whole Amount from the due date thereof (whether by acceleration or otherwise) and, during the continuance of an Event of Default, on the unpaid balance hereof, at the applicable Default Rate until paid.

Section 1.3.        Specified Period Fee. ~~From the First Amendment Effective Date and until the last day of the Fiscal Quarter ending after the Collateral Release Date, the~~The Company shall pay ~~a fee (the "Specified Period Fee")~~ to each holder ~~in~~ an amount equal to ~~0.725% (72.5 bps)~~

~~per annum (0.18125% (18.125 bps) per quarter) of~~the product of the Specified Period Fee and the aggregate principal amount of Notes held by such holder, payable within 30 days of the end of each Fiscal Quarter during the Specified Period, commencing with the Fiscal Quarter ending June 25, 2020, however, that for the avoidance of doubt, any payment of any Make-Whole Amount shall be calculated assuming that no Specified Period Fee applies to any Notes.

SECTION 2.        SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser's name in Schedule A at the purchase price of 100% of the principal amount thereof.  The Purchasers' obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3.        CLOSING.

This Agreement shall be executed and delivered in advance of the Closing at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, IL 60603, on December 21, 2016.  The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 11:00 a.m. Chicago time, at a closing (the "Closing") on February 22, 2017 or on such other Business Day thereafter on or prior to February 28, 2017 as may be agreed upon by the Company and the Purchasers.  At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser's name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds on behalf of the Company at the account of its Wholly-Owned Restricted Subsidiary, First American Finance Corporation at JP Morgan Chase Bank, N.A., 100 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, ABA No.: 021000021, Account No. 550251015, Attention: Debbi Luedke, Telephone No.: (414) 905-1160.  If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser's satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser's satisfaction or such failure by the Company to tender such Notes.

SECTION 4A.     CONDITIONS TO EXECUTION AND DELIVERY.

Each Purchaser's obligation to execute and deliver this Agreement is subject to the fulfillment to such Purchaser's satisfaction, on or prior to the date of this Agreement, of the following conditions:

Section 4A.1.     Each Purchaser shall have received a certified copy of a corporate resolution duly authorized by the board of directors of the Company, which resolution shall authorize the execution and delivery of this Agreement, the issuance and sale of the Notes and the consummation of the transactions contemplated by this Agreement.

SECTION 4B.     CONDITIONS TO CLOSING.

Each Purchaser's obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser's satisfaction, prior to or at the Closing, of the following conditions:

Section 4B.1.    Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be correct when made and at the time of Closing.

Section 4B.2.   Performance; No Default.  The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and from the date of this Agreement to the Closing assuming that Sections 9 and 10 are applicable from the date of this Agreement.  From the date of this Agreement until the Closing, before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), (i) no Default or Event of Default shall have occurred and be continuing, and (ii) no Change in Control or Control Event shall have occurred.  Neither the Company nor any Restricted Subsidiary shall have entered into any transaction since the date of the Company's most recently ended Fiscal Quarter that would have been prohibited by Section 10 had such Section applied since such date.

Section 4B.3.   Compliance Certificates.

(a)        Officer's Certificate.  The Company shall have delivered to such Purchaser an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4B.1, 4B.2 and 4B.9 have been fulfilled.

(b)        Secretary's Certificate.  The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

Section 4B.4.   Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Foley & Lardner LLP, special counsel for the Company, covering the matters set forth in Schedule 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers' special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.

Section 4B.5.   Purchase Permitted by Applicable Law, Etc.  On the date of the Closing such Purchaser's purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer's Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4B.6.   Sale of Other Notes.  Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4B.7.   Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers' special counsel referred to in Section 4B.4 to the extent reflected in a statement of such counsel rendered to the Company at least one (1) Business Day prior to the Closing.

Section 4B.8.   Private Placement Number.  A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4B.9.   Changes in Corporate Structure.  The Company shall not have changed its jurisdiction of incorporation, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4B.10. Funding Instructions.  At least three (3) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank's ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4B.11. Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser, on the date of this Agreement and the date of the Closing, that:

Section 5.1.      Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.     Authorization, Etc.  This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.      Disclosure.  The Company's most recent Form 10-K and Form 10-Q filed by the Company with the SEC and publicly available fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries.  This Agreement, such Form 10-K and such Form 10-Q, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to November 28, 2016 in connection with the transactions contemplated hereby (this Agreement, such Form 10-K and such Form 10-Q, and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the "Disclosure Documents"), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since March 15, 2016, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Restricted Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.     Organization and Ownership of Shares of Subsidiaries; Affiliates and Investments.  (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company's Restricted and Unrestricted Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) the Company's Affiliates, other than Unrestricted Subsidiaries, (iii) the Company's directors and senior officers and (iv) the Investments existing at the Closing, other than Investments in Subsidiaries and Affiliates.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.      Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6.      Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Restricted Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Restricted Subsidiary is bound or by which the Company or any Restricted Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Restricted Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Restricted Subsidiary.

Section 5.7.      Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Section 5.8.      Litigation; Observance of Agreements, Statutes and Orders.  (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary or any property of the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Neither the Company nor any Restricted Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.      Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate.  The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) and paid for all fiscal years up to and including the fiscal year ended May 31, 2012.

Section 5.10.   Title to Property; Leases.  The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties which the Company and its Restricted Subsidiaries own or purport to own that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.    Licenses, Permits, Etc.  Except as disclosed in Schedule 5.11,

(a)       the Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b)       to the best knowledge of the Company, no product or service of the Company or any of its Restricted Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person; and

(c)       to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries.

Section 5.12.    Compliance with ERISA.  (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company - nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)       The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.

(c)       The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.

(d)       The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Restricted Subsidiaries is not Material.

(e)       The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser's representation in Section 6.3 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)        The Company and its Subsidiaries do not have any Non-U.S. Plans.

Section 5.13.    Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than five (5) other Institutional Investors, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.    Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Notes hereunder to repay outstanding indebtedness and for general corporate purposes (including acquisitions).  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

Section 5.15.    Existing Debt; Future Liens.  (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Restricted Subsidiaries as of September 29, 2016 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Restricted Subsidiaries.  Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Restricted Subsidiary and no event or condition exists with respect to any Debt of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)       Except as disclosed in Schedule 5.15, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Debt or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Debt not permitted by Section 10.5.

(c)       Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company, except as disclosed in Schedule 5.15.

Section 5.16.    Foreign Assets Control Regulations, Etc.  (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)       Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company's knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)       No part of the proceeds from the sale of the Notes hereunder:

(i)         constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)          will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)         will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)     The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.   Status under Certain Statutes.  Neither the Company nor any Restricted Subsidiary is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.   Environmental Matters.  (a) Neither the Company nor any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Restricted Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)          Neither the Company nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)          Neither the Company nor any of its Restricted Subsidiaries has (i) stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or (ii) disposed of any Hazardous Materials in a manner contrary to any Environmental Laws, in each case, in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d)          All buildings on all real properties now owned, leased or operated by the Company or any of its Restricted Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19.    Notes Rank Pari Passu.  The obligations of the Company under this Agreement and the Notes rank pari passu in right of payment with all other senior unsecured Debt (actual or contingent) of the Company, including, without limitation, all senior unsecured

Debt of the Company described in Schedule 5.15 hereto.

Section 5.20.   Security Interest in Collateral.  .  The provisions of this Agreement and the other Note Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Secured Creditors, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Note Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 6.        REPRESENTATIONS OF THE PURCHASERS.

Section 6.1.      Purchase for Investment.  Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser's or their property shall at all times be within such Purchaser's or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.      Accredited Investor.  Each Purchaser severally represents that it (i) is an "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also "accredited investors") and (ii) has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes.

Section 6.3.     Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)          the Source is an "insurance company general account" (as the term is defined in the United States Department of Labor's Prohibited Transaction Exemption ("PTE") 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the "NAIC Annual Statement")) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser's state of domicile; or

(b)          the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)          the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)          the Source constitutes assets of an "investment fund" (within the meaning of Part VI of PTE 84-14 (the "QPAM Exemption")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan's assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be "related" within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)          the Source constitutes assets of a "plan(s)" (within the meaning of Part IV(h) of PTE 96-23 (the "INHAM Exemption")) managed by an "in-house asset manager" or "INHAM" (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of "control" in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)           the Source is a governmental plan; or

(g)          the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)          the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.3, the terms "employee benefit plan", "governmental plan", and "separate account" shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.        INFORMATION AS TO COMPANY.

Section 7.1.      Financial and Business Information.  The Company shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor:

(a)          Quarterly Statements — within sixty (60) days (or such shorter period as is the earlier of (x) fifteen (15) days greater than the period applicable to the filing of the Company's Quarterly Report on Form 10-Q (the "Form 10-Q") with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on "EDGAR" and on its home page on the worldwide web (at the date of this Agreement located at: http//www.marcuscorp.com) and shall have given each Purchaser and each of a Note prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as "Electronic Delivery");

(b)          Annual Statements — within one hundred five (105) days (or such shorter period as is the earlier of (x) fifteen (15) days greater than the period applicable to the filing of the Company's Annual Report on Form 10-K (the "Form 10-K") with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of

(i)      a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)      consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an unqualified opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)          SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Company or any Restricted Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Restricted Subsidiary to the public concerning developments that are Material;

(d)          Notice of Default or Event of Default — promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)          ERISA Matters — promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)           with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)          the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)         any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)           Notices from Governmental Authority — promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to the Company or any Restricted Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g)          Casualty and Condemnation — promptly, and in any event within ten (10)

days of the occurrence thereof, provide written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding; and

(h)          Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company's Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Purchaser or holder of a Note or such information regarding the Company required to satisfy the requirements of 17 C.F.R. §230.144A, as amended from time to time, in connection with any contemplated transfer of the Notes.

Notwithstanding the foregoing, in the event that one or more Unrestricted Subsidiaries shall either (i) own more than 10% of the total consolidated assets of the Company and its Subsidiaries, or (ii) account for more than 10% of the consolidated gross revenues of the Company and its Subsidiaries, determined in each case in accordance with GAAP, then, within the respective periods provided in Sections 7.1(a) and (b), above, the Company shall deliver to each holder of Notes that is an Institutional Investor, financial statements of the character and for the dates and periods as in said Sections 7.1(a) and (b) covering the group of Unrestricted Subsidiaries (on a consolidated basis), together with a consolidating statement reflecting eliminations or adjustments required to reconcile the financial statements of such group of Unrestricted Subsidiaries to the financial statements delivered pursuant to Sections 7.1(a) and (b).

Additionally, on or promptly after the Third Amendment Effective Date (with promptness to be determined in a commercially reasonable manner), the holders of Notes shall have received any appraisals of the Specified Real Property subject to the Specified Mortgages to comply with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989 or other applicable law.

Section 7.2.      Officer's Certificate.  Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each Purchaser and each holder of a Note):

(a)          Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence.  In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer's certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b)          Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Restricted Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Restricted Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.      Visitation.  The Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:

(a)          No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)          Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Restricted Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries), all at such times and as often as may be requested.

Section 7.4.    Electronic Delivery.  Financial statements, opinions of independent certified public accountants, other information and Officers' Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements:

(i)           such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer's Certificate satisfying the requirements of Section 7.2 are delivered to each Purchaser and holder of a Note by e-mail;

(ii)          the Company shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC and shall have made such form and the related Officer's Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://www.marcuscorp.com as of the date of this Agreement;

(iii)         such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer's Certificate(s) satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or

(iv)         the Company shall have filed any of the items referred to in Section 7.1(c) with the SEC and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided however, that in the case of any of clauses (ii), (iii) or (iv), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements and Officer's Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

SECTION 8.        PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1.      Maturity.  As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.     Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than an aggregate principal amount of $500,000 at 100% of the principal amount so prepaid, and accrued interest thereon to the date of prepayment plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount of each Note then outstanding. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.     Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to Section 8.1 or Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4.      Maturity; Surrender, Etc.  In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.      Purchase of Notes.  The Company will not and will not permit any Subsidiary or any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to a written offer to purchase any outstanding Notes made by the Company or an Affiliate pro rata to the holders of all the Notes then outstanding upon the same terms and conditions.  Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least ten (10) Business Days.  If the holders of more than 50% of the aggregate principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of Notes of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five (5) Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all Notes acquired by it or any Subsidiary or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.      Make-Whole Amount.

"Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

"Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

"Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

"Reinvestment Yield" means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page PX1" (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities ("Reported") having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then "Reinvestment Yield" means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

"Remaining Average Life" means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a three hundred sixty (360)-day year composed of twelve thirty (30)-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

"Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.

"Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7.     Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 8.8.      Change in Control

(a)          Notice of Change in Control or Control Event. The Company will, within fifteen (15) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to Section 8.8(b). If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in Section 8.8(c) and shall be accompanied by the certificate described in Section 8.8(g).

(b)          Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least fifteen (15) Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in Section 8.8(c), accompanied by the certificate described in Section 8.8(g), and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.8.

(c)          Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, "holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the "Proposed Prepayment Date"). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.8, such date shall be not less than twenty (20) days and not more than thirty (30) days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the twentieth (20th) day after the date of such offer).

(d)          Acceptance. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company at least five (5) Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute a rejection of such offer by such holder.

(e)          Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date except as provided in Section 8.8(f).

(f)           Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (d) of this Section 8.8 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.8 in respect of such Change in Control shall be deemed rescinded).

(g)          Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(h)          Effect on Required Payments. The amount of each payment of the principal of the Notes made pursuant to this Section 8.8 shall be applied against and reduce each of the then remaining principal payments due pursuant to Section 8.1 by a percentage equal to the aggregate principal amount of the Notes so paid divided by the aggregate principal amount of the Notes outstanding immediately prior to such payment.

(i)           "Change in Control" Defined. "Change in Control" means any of the following events or circumstances:

(a)          if any Person or Persons acting in concert (other than Stephen H. Marcus, Diane Marcus Gershowitz and their respective heirs (together with trusts controlled by any such Person)), together with Affiliates thereof, shall in the aggregate, directly or indirectly, control or own (beneficially or otherwise) more than 50% (by number of shares) of the issued and outstanding voting stock of the Company; or

(b)          any sale of all or substantially all of the assets of the Company otherwise permitted by Section 10.7.

(j)     "Control Event" Defined.  "Control Event" means:

(i)      the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

(ii)      the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(iii)      the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

SECTION 9.        AFFIRMATIVE COVENANTS.

From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, the Company covenants that:

Section 9.1.     Compliance with Laws and SBA PPP Loans.  (a)  Without limiting Section 10.10, the Company will, and will cause each of its Restricted Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     The Company will, and will cause each of its Restricted Subsidiaries to, (i) comply with all of the SBA's terms and conditions applicable to SBA PPP Loans, (ii) use the proceeds of the SBA PPP Loan only for CARES Allowable Uses, (iii) keep necessary and appropriate records relating to the use of the SBA PPP Loans, (iv) promptly take all applicable actions, not later than 45 days (or such earlier date as required) after the eight week period immediately following the SBA PPP Loan Date, to apply for forgiveness of the SBA PPP Loans in accordance with the regulations implementing Section 1106 of the CARES Act, (v) comply with all other terms and conditions applicable to SBA PPP Loans, and (vi) provide such documentation, records and other information as requested by the Administrative Agent with respect to any of the above, including without limitation with respect to the status of the forgiveness of SBA PPP Loans.

Section 9.2.     Insurance.  The Company will, and will cause each of its Restricted Subsidiaries to, (a) maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, and (b) keep and maintain all other insurance required by the Collateral Documents.

Section 9.3.     Maintenance of Properties.  The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.      Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5.      Corporate Existence, Etc.  Subject to Section 10.11, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 10.10 and 10.11, the Company will at all times preserve and keep in full force and effect the existence of each of its Restricted Subsidiaries (unless merged into the Company or a Wholly-Owned Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.      Notes to Rank Pari Passu.  From and after the Collateral Release Date, the Notes and all other obligations under this Agreement are and at all times shall remain direct and unsecured obligations of the Company ranking pari passu in right of payment with all other present and future unsecured Debt (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Debt of the Company.

Section 9.7.      Books and Records.  The Company will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be.  The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets.  The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.8.      Subsidiary Guarantors.  (a) The Company will cause each of its Restricted Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Debt under any Material Credit Facility to concurrently therewith:

(i)     enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Restricted Subsidiary, on a joint and several basis with all other such Restricted Subsidiaries, of (1) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including, without limitation, all indemnities, fees and expenses payable by the Company thereunder and (2) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a "Subsidiary Guaranty"); and

(ii)     deliver the following to each of holder of a Note:

(1)      an executed counterpart of such Subsidiary Guaranty;

(2)      a certificate signed by an authorized responsible officer of such Restricted Subsidiary containing representations and warranties on behalf of such Restricted Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, 5.7, 5.8, 5.9, 5.10 and 5.16 of this Agreement (but with respect to such Restricted Subsidiary and such Subsidiary Guaranty rather than the Company);

(3)      all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Restricted Subsidiary and the due authorization by all requisite action on the part of such Restricted Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Restricted Subsidiary of its obligations thereunder; and

(4)      an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Restricted Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b)        Subject to Sections 9.9 and 9.10, the holders of the Notes agree to discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty upon the written request of the Company, provided that (i) such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty) as an obligor and guarantor under and in respect of the Material Credit Facility and the Company so certifies to the holders of the Notes in a certificate of a Responsible Officer, (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Default or Event of Default exists, and (iii) if any fee or other form of consideration is given to any holder of Debt of the Company for the purpose of such release, other than the repayment of such indebtedness and amounts due in connection with such repayment, holders of the Notes shall receive equivalent consideration.  The holders of the Notes agree to execute and deliver such documents which are necessary or desirable to terminate, release and discharge the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty.

Section 9.9.      Collateral and Subsidiary Guaranties.  (a) As of the First Amendment Effective Date, each Restricted Subsidiary will become a Note Party by executing a Subsidiary Guaranty in accordance with the requirements described in Section 9.8(a)(i) and (ii), which Subsidiary Guaranty shall become effective on the First Amendment Effective Date.  The Company and each Subsidiary Guarantor will grant Liens to the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Creditors, in any property of such Note Party which constitutes Collateral, which grant shall become effective on the First Amendment Effective Date.  Each Note Party will cause each of its Subsidiaries formed or acquired after the First Amendment Effective Date to become a Note Party by executing and delivering a Subsidiary Guaranty in accordance with the requirements described in Section 9.8(a)(i) and (ii)and granting Liens to the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Creditors, in any property of such Note Party which constitutes Collateral, in each case reasonably promptly after such Subsidiary is formed or acquired.

(b)     Each Note Party will cause all of the issued and outstanding Equity Interests of each of its Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent for the benefit of the Collateral Agent and the other Secured Creditors, pursuant to the terms and conditions of the Note Documents or other security documents as the Required Holders shall reasonably request.

(c)     Without limiting the foregoing, each Note Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions, as applicable), which the Required Holders may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Note Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Required Holders and all at the expense of the Note Parties.

(d)      If any material assets (including any Specified Real Property or improvements thereto or any interest therein) are acquired by any Note Party after the First Amendment Effective Date (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien under the Collateral Documents upon acquisition thereof), the Company will (i) notify the holders of Notes, and, if requested by the Required Holders, cause such assets to be subjected to a Lien securing the Obligations and (ii) take, and cause each applicable Note Party to take, such actions as shall be necessary or reasonably requested by the Required Holders to grant and perfect such Liens, including actions described in paragraph (c) of this Section 9.9, all at the expense of the Note Parties, and Required Holders shall have completed and received all flood insurance due diligence and flood insurance compliance requirements with respect to such Specified Real Property.

(e)     The Company and each Note Party will ensure that the net proceeds of any casualty or condemnation event described by Section 7.1(g) (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of Intercreditor Agreement and the Collateral Documents

(f)      By no later than ~~60 days after the First Amendment Effective Date~~August 14, 2020 (the "Post-Closing Date"), the Company shall deliver the following to Collateral Agent (each in form and substance satisfactory to the Required Holders):

(i)      the Specified Mortgages;

(ii)      an opinion of counsel in the state in which any parcel of Specified Real Property is located from counsel, and in a form reasonably satisfactory to the Required Holders;

(iii)      if any such parcel of Specified Real Property is determined to be in a "Special Flood Hazard Area" as designated on maps prepared by the Federal Emergency Management Agency, a flood notification form signed by the Company or such Note

Party and evidence that flood insurance is in place for the building and contents, all in form, substance and amount satisfactory to the Required Holders;

(iv)      the results of a recent lien search in the jurisdiction of organization of each Note Party and each jurisdiction where assets of such Note Parties are located, and the results of a recent title search on each parcel of Specified Real Property, and such search shall reveal no Liens on any of the assets or properties of such Note Parties except for liens permitted by Section 10.9 or discharged on or prior to the Post-Closing Date pursuant to a pay-off letter or other documentation satisfactory to the Required Holders;

(v)      evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Required Holders and otherwise in compliance with the terms of this Agreement and the Collateral Documents;

(vi)      at least five (5) days prior to the Post-Closing Date, all documentation and other information regarding the Note Parties identified in the Collateral Documents or Subsidiary Guaranty requested in connection with applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of such Note Parties at least ten (10) days prior to the Post-Closing Date, and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each such Note Party, and to the extent any such Note Party qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, at least five (5) days prior to the Post-Closing Date, any Lender that has requested, in a written notice to any such Note Party at least the (10) days prior to the Post-Closing Date, a Beneficial Ownership Certification in relation to such Note Party shall have received such Beneficial Ownership Certification;

(vii)      resolutions and officers certificates of each Restricted Subsidiary that is a Note Party each reasonably satisfactory to the Required Holders;

(viii)      deposit account control agreements and additional legal opinions with respect to the Security Agreement and the Subsidiary Guaranty to the extent requested by the Required Holders, each reasonably satisfactory to the Required Holders; and

(ix)      such other documents as any holder or its respective counsel may have reasonably requested in connection with the Collateral Documents or the Subsidiary Guaranty.

Section 9.10.    Collateral Release Date.  On the Collateral Release Date, the Collateral Documents and the Subsidiary Guaranties shall immediately and automatically be released without any further action by any Note Party or any other Person, the liens or mortgages granted to the Collateral Agent pursuant to the Collateral Documents shall be released, and the Subsidiary Guaranties shall be released.

Section 9.11.    Most Favored Lender Status.  From and after the First Amendment Effective Date and until the Collateral Release Date, (a) if at any time a Material Credit Facility contains any provision or agreement (excluding covenants, defaults and the equivalent thereof contained in any Specified Convertible Senior Notes agreements relating to the delivery of Equity Interests upon the conversion of Convertible Securities) by the Company that is more favorable to the lenders under such Material Credit Facility than the covenants, definitions and/or defaults contained in this Agreement (any such provision (including any necessary definition), a "More Favorable Covenant"), then the Company shall provide a Most Favored Lender Notice in respect of such More Favorable Covenant.  Unless waived in writing by the Required Holders within 15 days after each holder's receipt of such notice, such More Favorable Covenant shall be deemed automatically incorporated by reference into Section 9 of this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Covenant shall have become effective under such Material Credit Facility.

(b)     Any More Favorable Covenant incorporated into this Agreement (herein referred to as an "Incorporated Covenant") pursuant to this Section 9.11 (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such More Favorable Covenant under the applicable Material Credit Facility; provided that, if a Default or an Event of Default then exists and the amendment of such More Favorable Covenant would make such covenant less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time, if it should occur, when such Default or Event of Default no longer exists and (ii) shall be deemed automatically deleted  from this Agreement the earlier of (x) the Collateral Release Date, (y) at such time as such More Favorable Covenant is deleted or otherwise removed from the applicable Material Credit Facility, or (z) such applicable Material Credit Facility ceases to be a Material Credit Facility or shall be terminated; provided that, if a Default or an Event of Default then exists, such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists; provided further, however, that if any fee or other consideration shall be given to the lenders under such Material Credit Facility for such amendment or deletion, the equivalent of such fee or other consideration shall be given, pro rata,  to the holders of the Notes.

(c)     "Most Favored Lender Notice" means, in respect of any More Favorable Covenant, a written notice to each of the holders of the Notes delivered promptly, and in any event within twenty Business Days after the inclusion of such More Favorable Covenant in any Material Credit Facility (including by way of amendment or other modification of any existing provision thereof) from a Responsible Officer referring to the provisions of this Section 9.8 and setting forth a reasonably detailed description of such More Favorable Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

d)         Notwithstanding the foregoing, no covenant, definition or default expressly set forth in this Agreement as of the date of this Agreement (or incorporated into this Agreement by an amendment or modification to this Agreement other than pursuant to this Section 9.11) shall be deemed to be amended or deleted in any respect by virtue of the provisions of this Section 9.11.

Section 9.12.   Debt Rating.  The Company shall at all times maintain a credit rating from any Rating Agency on each Series of Notes.  Evidence of such rating shall (a) refer to the Private

Placement Number issued by Standard & Poor's CUSIP Bureau Service in respect of each Series of Notes, (b) address the likelihood of payment of both the principal and interest of such Notes (which requirement shall be deemed satisfied if the rating is silent on the likelihood of payment of both principal and interest and does not otherwise include any indication to the contrary), (c) not include any prohibition against a holder sharing such evidence with the SVO or any other regulatory authority having jurisdiction over such holder, and (d) be delivered by the Company to the holders at least annually (on or before the anniversary of the Closing Date) and promptly upon any change in the rating.

SECTION 10.      NEGATIVE COVENANTS.

From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, the Company covenants that:

Section 10.1.   Transactions with Affiliates.  The Company will not and will not permit any Restricted Subsidiary to enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate and except any Restricted Payment permitted by Section 10.12.

Section 10.2.   Limitations on Debt. Notwithstanding compliance with Sections 10.3, 10.4 or any other provision of this Agreement, the Company will not, and will not permit any Restricted Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Debt incurred or otherwise existing on or created after the First Amendment Effective Date and prior to the Collateral Release Date, other than: (i) Obligations, (ii) SBA PPP Loans, (iii) Governmental Stimulus Debt in an aggregate outstanding principal amount not in excess of $50,000,000, (iv) Debt secured by any Excluded Real Property in an aggregate outstanding principal amount not in excess of $5,000,000 ~~and~~, (v) Debt under the Specified Convertible Senior Notes and any Permitted Refinancing Indebtedness in respect thereof, (vi) Debt under other Convertible Securities (other than the Specified Convertible Senior Notes) in an aggregate outstanding principal amount not in excess of $50,000,000 issued after the Specified Convertible Senior Notes, (vii) Debt constituting Contingent Obligations permitted by Section 10.16  and (viii) other Debt that is unsecured and in an aggregate outstanding principal amount not in excess of $15,000,000.

Section 10.3.   Consolidated Debt to Capitalization Ratio . The Company will not at any time permit Consolidated Debt to exceed 65% of Consolidated Total Capitalization.

Section 10.4.    Limitations on Priority Debt. On and after the Collateral Release Date, the Company will not, and will not permit any Restricted Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Priority Debt, unless at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof, Priority Debt shall not exceed 20% of Consolidated Total Capitalization.  Any Person which becomes a Restricted Subsidiary after the date of this agreement shall, for all purposes of this Section 10.4, be deemed to have created, assumed or incurred, at the time it becomes a Restricted Subsidiary, all Priority Debt of such Person existing immediately after it became a Restricted Subsidiary.

Section 10.5.   Consolidated Fixed Charge Coverage Ratio.  From and after the Fixed Charge Coverage Reinstatement Date, the Company shall not permit or suffer the Consolidated Fixed Charge Coverage Ratio at the end of any Fiscal Quarter ~~end~~ending after June 30, 2022, as calculated for the four Fiscal Quarters then ending, to be less than 2.50 to 1.00.

Section 10.6.   Minimum Consolidated EBITDA . The Company shall not permit or suffer Consolidated EBITDA to be less than or equal to:  (i) ~~negative $57,000,000~~$0 as of ~~June~~September ~~25~~30, ~~2020~~2021 for the Fiscal Quarter then ending, (ii) ~~negative $90,000,000~~$20,000,000 as of ~~September~~December ~~24~~30, ~~2020~~2021 for the two consecutive Fiscal Quarters then ending, (iii) ~~negative $65,000,000~~$35,000,000 as of ~~December~~March 31, ~~2020~~2022 for the three consecutive Fiscal Quarters then ending, or (iv) ~~negative $40,000,000~~$60,000,000 as of ~~April~~June ~~1~~30, ~~2021 for the four consecutive Fiscal Quarters then ending, or (v) $42,000,000 as of July 1, 2021~~2022 for the four consecutive Fiscal Quarters then ending.

Section 10.7.    Minimum Liquidity. The Company shall not permit or suffer Consolidated Liquidity to be less than or equal to: (i) $~~102,000,000 as of June 25, 2020, (ii) $67,000,000~~125,000,000 as of September 24, 2020, (~~iii~~ii) $~~78,500,000~~125,000,000 as of December 31, 2020, (~~iv~~iii) $~~83,000,000~~100,000,000 as of April 1, 2021, ~~or~~ (~~v~~iv) $~~103,500,000~~100,000,000 as of July 1, 2021, or (v) $50,000,000 as of the end of any Fiscal Quarter thereafter until and including the Fiscal Quarter ending June 30, 2022; provided, however, that each such required minimum Consolidated Liquidity amount shall be reduced to $50,000,000 for each such testing date if the Term A Loans are paid in full as of such date.

Section 10.8.    Capital Expenditures . From and after the First Amendment Effective Date and prior to the end of the Specified Period, the Company shall not, nor shall it permit any Restricted Subsidiary to, incur or make any Capital Expenditures in the aggregate for the Company and its Restricted Subsidiaries during (i) the period beginning on April 1, 2020 through and including December 31, 2020 in excess of the sum of $22,500,000 plus Social Distancing Capital Expenditures for such period or (ii) Fiscal Year 2021 in excess of $50,000,000 plus Social Distancing Capital Expenditures for such Fiscal Year.

Section 10.9.   Limitation on Liens.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a)      Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by Section 9.4;

(b)      Liens incidental to the normal conduct of business of the Company or any Restricted Subsidiary or to secure claims for labor, materials or supplies in respect of obligations not overdue or in connection with the ownership of its property (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorney's liens and statutory landlords' liens) which are not incurred in connection with the incurrence of Debt or the borrowing of money and which do not in the aggregate Materially impair the use of such property in the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, or the value of such property for the purpose of such business;

(c)      Liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings or which result from a final, nonappealable judgment which is satisfied, or whose satisfaction is assured by the posting of a bond or other collateral, within sixty (60) days after such judgment becomes final and nonappealable;

(d)      Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens, in existence less than sixty (60) days (or in the case of any Lien with respect to which the underlying claim shall currently be contested by the Company or such Restricted Subsidiary in good faith by appropriate proceedings, the period of time during which such Lien is being contested) from the date of creation thereof in respect of obligations not overdue or deposits to obtain the release of such Liens;

(e)      Liens securing Debt of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(f)      Liens existing as of the date of Closing and reflected in Schedule 10.5;

(g)      minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on real properties of corporations engaged in similar activities and similarly situated and which do not in any event Materially detract from the value of such real property;

(h)      leases or subleases granted to any Person by the Company or any Restricted Subsidiary, as lessor or sublessor, on any property owned or leased by the Company or any Restricted Subsidiary, provided that in each case such lease or sublease shall not Materially detract from the value of the property leased or subleased;

(i)      Liens incurred after the date of Closing and existing on  property  of any business entity at the time of acquisition of such business entity by the Company or a Restricted Subsidiary, so long as such Liens were not incurred, extended or renewed in contemplation of the acquisition of such business entity, provided that (i) the Lien shall attach solely to the property of the business entity so acquired, (ii) at the time of acquisition of such business entity, the aggregate amount remaining unpaid on all Debt secured by Liens on the property of such business entity, whether or not assumed by the Company or a Restricted Subsidiary, shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition of such business entity (as determined in good faith by the Board of Directors of the Company or any Restricted Subsidiary, as the case may be), and (iii) the aggregate principal amount of all Debt secured by such Liens shall be permitted by the limitations set forth in Sections 10.2 and 10.3;

(j)      Liens incurred after the date of Closing given to secure the payment of the purchase price incurred in connection with the acquisition or construction of property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof, or Liens incurred within one hundred eighty (180) days of such acquisition or the completion of such construction, provided that (i) the Lien shall attach solely to the property acquired, purchased or constructed, (ii) at the time of acquisition or construction of such property, the aggregate amount remaining unpaid on all Debt secured by Liens on such property, whether or not assumed by the Company or a Restricted Subsidiary, shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition or construction of such property (as determined in good faith by the Board of Directors of the Company or any Restricted Subsidiary, as the case may be), and (iii) the aggregate principal amount of all Debt secured by such Liens shall be permitted by the limitations set forth in Sections 10.2 and 10.3;

(k)      any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (a) through (j) inclusive, of this Section 10.9, provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Debt secured thereby shall not be increased on or after the date of any extension, renewal or replacement, (iii) the weighted average life to maturity of the Debt secured by such Liens shall not be reduced, and (iv) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(l)      Liens on the Collateral in favor of the Collateral Agent and the Secured Creditors securing the Obligations in accordance with the terms of the Intercreditor Agreement; and

(m)      Liens securing Priority Debt of the Company or any Restricted Subsidiary, provided that such Priority Debt shall be permitted by the applicable limitations set forth in Sections 10.2, 10.3 and 10.4, and provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, secure any Debt outstanding under or pursuant to the Material Credit Facility pursuant to this Section 10.9(m) unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Debt pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and customary opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

Section 10.10.  Sales of Assets.  The Company will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Company and its Restricted Subsidiaries; provided, however, that the Company or any Restricted Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Company and its Restricted Subsidiaries if, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net proceeds received from such sale, lease or other disposition shall be used in any combination:

(1)      within one hundred eighty (180) days prior to or after such sale, lease or disposition, to acquire property, plant and equipment used or useful in carrying on the business of the Company and its Restricted Subsidiaries (or the Company or any Restricted Subsidiary shall be unconditionally committed to acquire such property) and having a value at least equal to the value of such assets sold, leased or otherwise disposed of; and/or

(2)      to prepay or retire Senior Debt of the Company and/or its Restricted Subsidiaries, provided that (i) the Company shall offer to prepay each outstanding Note in a principal amount which equals the Ratable Portion for such Note, provided further, to the extent that a sale of a substantial part includes assets of the Company or any Restricted Subsidiary the net proceeds of which are required under Section 2.11(c) of the Bank Credit Agreement to prepay (or offer to prepay) Term A Loans (as defined in the Bank Credit Agreement) during the Specified Period, then the net proceeds attributable to such sale, lease or other disposition shall be used, (x) first, to prepay (or offer to prepay) Term A Loans (as defined in the Bank Credit Agreement) of the Company or such Restricted Subsidiary, and then, (y) second, to the extent that any such net proceeds still remain or are attributable to such sale, lease or other disposition of the Company or any other Restricted Subsidiary, the Company shall offer to prepay each outstanding Note in a principal amount, which equals the Ratable Portion for such Note, and (ii) any such prepayment of the Notes shall be made at par, together with accrued interest thereon to the date of such prepayment, but without the payment of the Make-Whole Amount.  Any offer of prepayment of the Notes pursuant to this Section 10.10 shall be given to each holder of the Notes by written notice that shall be delivered not less than fifteen (15) days and not more than sixty (60) days prior to the proposed prepayment date.  Each such notice shall state that it is given pursuant to this Section and that the offer set forth in such notice must be accepted by such holder in writing and shall also set forth (i) the prepayment date, (ii) a description of the circumstances which give rise to the proposed prepayment and (iii) a calculation of the Ratable Portion for such holder's Notes.  Each holder of the Notes which desires to have its Notes prepaid shall notify the Company in writing delivered not less than five (5) Business Days prior to the proposed prepayment date of its acceptance of such offer of prepayment and any offer not so accepted in writing will be deemed to have been rejected.  Prepayment of Notes pursuant to this Section 10.10 shall be made in accordance with Section 8.2 (but without payment of the Make-Whole Amount).

As used in this Section 10.10, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Restricted Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Restricted Subsidiaries (other than in transactions in the ordinary course of business and Excluded Sale and Leaseback Transaction) during any fiscal year of the Company, exceeds 10% of the book value of Consolidated Total Assets, determined as of the end of the fiscal year immediately preceding such sale, lease or other disposition; provided that there shall be excluded from any determination of a "substantial part"~~,~~  :(i) any transfer of assets from the Company to any Wholly-Owned Restricted Subsidiary or from any Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary; (ii)       any issuance or conversion of Convertible Securities and the consummation of any Permitted Convertible Indebtedness Call Transaction; and (iii)    any Disposition in respect of any Permitted Convertible Indebtedness Call Transaction due to the unwinding thereof in accordance with its terms.

Section 10.11. Merger and Consolidation.  The Company will not, and will not permit any Restricted Subsidiary to, consolidate with or be a party to a merger with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person; provided, however, that:

(1)      any Restricted Subsidiary may merge or consolidate with or into the Company or any Wholly-Owned Restricted Subsidiary, so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing Person; and

(2)      the Company may consolidate or merge with any other Person or convey, transfer or lease all or substantially all of its assets to another Person if (i) either (x) the Company shall be the surviving or continuing Person, or (y) if the surviving or continuing entity or the Person that acquires by conveyance, transfer or lease is other than the Company, (A) such entity shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), (B) such entity expressly assumes, by written agreement satisfactory in scope and form to the Required Holders, all obligations of the Company under the Notes and this Agreement, and (C) such entity shall cause to be delivered to each holder of Notes an opinion of national recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the provisions of this Section 10.11 and otherwise satisfactory in scope and form to the Required Holders, and (ii) immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing and the Company would be permitted to incur at least $1.00 of additional Priority Debt under the limitation of Section 10.4.

No such conveyance, transfer or lease of substantially all of the assets of the Company or any Restricted Subsidiary shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.11 from its liability under this Agreement or the Notes.

Section 10.12.  Restricted Payments .  The Company shall not declare or make any Restricted Payment if a Default or Event of Default has occurred and is continuing or would result therefrom; provided, notwithstanding the foregoing, during any Specified Period, the Company shall not declare or make any Restricted Payment other than (a) Restricted Payments payable solely in shares of the Company's common stock, (b) Restricted Payments required pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries in existence on the First Amendment Effective Date without any modification thereof, in each case so long as no Default or Event of Default has occurred and is continuing or would result therefrom, ~~and~~ (c) Restricted Payments in the ~~first Fiscal Quarter~~third fiscal quarter of 2021 and in any fiscal quarter thereafter not to exceed $~~3,000,000 and~~1,500,000 in the aggregate ~~in the second Fiscal Quarter of 2021 not exceed $3,000,000~~for any such fiscal quarter, in each case so long as no Default ~~or Event of Default~~ has occurred and is continuing or would result therefrom, and (d) Restricted Payments in connection with the Company's entry into, and performance of its obligations under, any Permitted Convertible Indebtedness Call Transaction.

Notwithstanding the foregoing or anything to the contrary in this Agreement, the Company may repurchase, exchange or induce the conversion of Convertible Securities by delivery of shares of Company's common stock and/or a different series of Convertible Securities (which series (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Convertible Securities that are so repurchased, exchanged or converted and (y) has terms, conditions and covenants that are no less favorable to the Company than the Convertible Securities that are so repurchased, exchanged or converted (as determined by the Company in good faith)) (any such series of Convertible Securities, "Refinancing Convertible Securities") and/or by payment of cash (in an amount that does not exceed the proceeds received by the Company from the substantially concurrent issuance of shares of the Company's common stock and/or Refinancing Convertible Securities plus the net cash proceeds, if any, received by the Company pursuant to the related exercise or early unwind or termination of the related Permitted Convertible Indebtedness Call Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Convertible Securities that are so repurchased, exchanged or converted, the Company shall (and, for the avoidance of doubt, shall be permitted under this Section 10.12 to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of any Permitted Convertible Indebtedness Call Transactions, if any, corresponding to such Convertible Securities that are so repurchased, exchanged or converted.

Section 10.13.  Designation of Restricted and Unrestricted Subsidiaries.  (a)  At any time after the end of the Specified Period, the Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary and may designate any Restricted Subsidiary as an Unrestricted Subsidiary, provided that (i) at such time and immediately after giving effect thereto (x) the Company would be permitted to incur at least $1.00 of additional Priority Debt under the limitations of Section 10.4, and (y) no Default or Event of Default shall have occurred and be continuing, (ii) the designation of such Subsidiary as Restricted or Unrestricted shall not be changed pursuant to this Section 10.13 on more than two occasions, and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary unless (1) the Term A Loans have been paid in full and (2) the Company is in compliance with the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date (and has irrevocably elected to have the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date become effective on the Fixed Charge Coverage Reinstatement Date.  The Company shall, within ten (10) days after the designation of any Subsidiary as Restricted or Unrestricted, give written notice of such action to each holder of a Note.

(b)        The Company acknowledges and agrees that if, after the date hereof, any Person becomes a Restricted Subsidiary, all Debt, leases and other obligations and all Liens and Investments of such Person existing as of the date such Person becomes a Restricted Subsidiary shall be deemed, for all purposes of this Agreement, to have been incurred, entered into, made or created at the same time such Person so becomes a Restricted Subsidiary.

Section 10.14.  Nature of Business.  Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the date of this Agreement.

Section 10.15.  Terrorism Sanctions Regulations.  The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

Section 10.16.  Investments, Loans, Advances.  The Company  shall not and shall not suffer or permit any Restricted Subsidiary to make or commit to make any Investment, other than: (a) Permitted Investments – Cash Equivalents; (b) Investments in its existing Restricted Subsidiaries

(other than Excluded Subsidiaries during the Specified Period); (c) Investments in new Restricted Subsidiaries (other than Excluded Subsidiaries during the Specified Period) engaged in businesses of the type conducted by the Company and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto; (d) loans or advances to franchisees not to exceed $10,000,000, on a consolidated basis, in the aggregate at any time after the First Amendment Effective Date other than during a Specified Period; (e) existing Investments listed in the attached Schedule 10.16, (f) Investments required under Deferred Equity Contribution Obligations, (g) Investments (excluding Contingent Obligations) in owners of properties or businesses managed by the Company or a Restricted Subsidiary, consistent with the Company's existing business practices or policies; (h)  Investments permitted in Section 10.10, (i) Investments, consisting of Contingent Obligations, in owners of properties or businesses managed by the Company or a Restricted Subsidiary not to exceed $25,000,000, on a consolidated basis, in the aggregate at any time after the First Amendment Effective Date; (j) investments by the Company's captive insurance Subsidiary consistent with its investment policy and current practices approved by the ~~Administrative Agent~~Required Holders from time to time; ~~and (k~~(k)  investments by the Company consisting of Convertible Securities acquired in connection with the conversion or exchange of the Convertible Securities; provided that (x) to the extent such Convertible Securities are converted or exchanged into Equity Interests, such Equity Interests shall be Qualified Equity Interests of the Company, and (y) to the extent such conversion or exchange involves any cash payment or any other payment not consisting of Qualified Equity Interests of the Company (excluding cash in lieu of fractional shares), both before and immediately after giving effect to any such prepayment or defeasance, (A) the Company is in compliance with the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date (and has irrevocably elected to have the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date become effective on the Fixed Charge Coverage Reinstatement Date) and (B) no Default or Event of Defaults exists; (l)  investments represented by Permitted Convertible Indebtedness Call Transactions; and (m) other Investments (including Contingent Obligations) not to exceed $25,000,000 on a consolidated basis, in the aggregate at any time after the First Amendment Effective Date; provided, however, that (i) the Company and its Restricted Subsidiaries shall only be permitted to make or commit to make any other Investments (including Contingent Obligations) during the Specified Period if on a consolidated basis and in the aggregate such other Investments do not exceed $5,000,000 and (ii) notwithstanding anything herein to the contrary, Investments made in or to Pfister LLC during the Specified Period shall not exceed $5,000,000 in the aggregate.

SECTION 11.      EVENTS OF DEFAULT.

An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

(a)      the Company defaults in the payment of any principal, Make-Whole Amount, if any, or other premium, if any, on any Note for more than one (1) Business Day after the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, or the Company makes the payment of any principal or Make-Whole Amount, if any, or other premium, if any, on the Notes on the Business Day immediately following the Business Day in which such payment is due and payable on more than five (5) occasions; or

(b)      the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or

(c)      the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or

(d)      the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this Section 11(d)); or

(e)      (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f)      (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, (ii) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), the Company or any Restricted Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000; provided that this clause (f) shall not apply to (x) secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, or (y) any conversion or settlement with respect to the Specified Convertible Senior Notes in accordance with their terms; or

(g)      the Company or any of its Material Subsidiaries (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)      a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Subsidiaries, or any such petition shall be filed against the Company or any of its Material Subsidiaries and such petition shall not be dismissed within sixty (60) days; or

(i)      one or more final judgments or orders for the payment of money aggregating in excess of $10,000,000, including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay;

(j)      if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vii) the Company or any Restricted Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any

Restricted Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.  As used in this Section 11(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(k)      any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.

(l)      any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, shall cease to be in full force and effect; or any Note Party(or any Person by, through or on behalf of any Note Party), shall contest in any manner the validity or enforceability of any provision of any Collateral Document; or any Note Party shall deny that it has any or further liability or obligation under any provision of any Note Document, or purport to revoke, terminate or rescind any provision of any Note Document;

(m)      prior to the Collateral Release Date, except as permitted by the terms of any Collateral Document or the Intercreditor Agreement and except as provided in Section ~~_~~[____],1 (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Obligation shall cease to be a perfected, first priority Lien.

SECTION 12.      REMEDIES ON DEFAULT, ETC.

Section 12.1.    Acceleration.  (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)     If any other Event of Default has occurred and is continuing, any holder or holders

1       NTD: Please complete this blank.

of more than 50% in aggregate principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)     If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount, if any, and any other premium, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or other premium by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.   Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.    Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies.  No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

SECTION 13.      REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1.    Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner's option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement.  Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.    Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3, provided that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such holder of any Note will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA.

The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and all applicable state securities laws or unless an exemption from the requirement for such registration is available.

Section 13.3.    Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)      in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)      in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver not more than five (5) Business Days following satisfaction of such conditions, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.      PAYMENTS ON NOTES.

Section 14.1.    Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, other premium, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.    Home Office Payment.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser's name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3.    FATCA Information.  By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder's United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder's status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder's obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder.  Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

SECTION 15.      EXPENSES, ETC.

Section 15.1.  Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty, any Collateral Document or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty, any Collateral Document or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty, any Collateral Document or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, any Collateral Document and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $4,500.  If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys' fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 15.2.    Certain Taxes.  The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3.    Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

SECTION 16.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.      AMENDMENT AND WAIVER.

Section 17.1.    Requirements.  (a) This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)      no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b)      no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 11(a), 11(b), 12, 17 or 20.

(b)        Change to Interest Rates, Payments or Make-Whole.  Notwithstanding anything to the contrary contained in Section 17.1(a), with the prior written consent of (i) the Company and all of the holders of the Notes (A) the interest rate on the Notes may be reduced, (B) the time of payment of interest on the Notes which results in an effective reduction in the interest rate may be changed, (C) the Make-Whole Amount (or other prepayment premium, if applicable) (or method of computation thereof) associated with the Notes may be changed, and (D) subject to the provisions of Section 12 relating to acceleration or rescission, the time of or amount of any prepayment or payment of principal may be changed, and (ii) the Company and the holders of more than 50% in aggregate principal amount of the Notes, the interest rate on the Notes may be increased, including any increase in the frequency of payment of such interest which results in an effective increase in the interest rate, in each case, without any requirements to obtain the prior written consent of any other holders of the Notes.

Section 17.2.    Solicitation of Holders of Notes.

(a)     Solicitation. The Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b)     Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.

(c)     Consent in Contemplation of Transfer.  Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to, or accepted an offer to prepay its Note from, the Company, any Subsidiary or any Affiliate of the Company shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired or prepaid under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3.    Binding Effect, etc.  Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any Purchaser or holder of such Note.

Section 17.4.    Notes Held by Company, etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company, any Restricted Subsidiary or any of their respective Affiliates shall be deemed not to be outstanding.

SECTION 18.      NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)      if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)      if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)      if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.      REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.      CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, "Confidential Information" means information delivered to any Purchaser by or on behalf of the Company or any Restricted Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Restricted Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser's behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Restricted Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser's investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser's Notes, this Agreement or any Subsidiary Guaranty.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21.      SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser's Affiliates (a "Substitute Purchaser") as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser's agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser.  In the event that such Substitute

Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a "Purchaser" in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.      MISCELLANEOUS.

Section 22.1.    Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.7, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2.    Accounting Terms.  (a)  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of "Debt"), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and only those leases that would constitute Capital Leases in conformity with GAAP prior to the effectiveness of Financial Accounting Standards Board Accounting Standards Codification Topic No. 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect (and related interpretations)) shall be considered Capital Leases, and all calculations and deliverables under this Agreement shall be made or delivered, as applicable, in accordance therewith. For the avoidance of doubt, and without limitation of the foregoing, Convertible Securities shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.

(b)   If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Company or the Required Holders shall so request, the holders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the holders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP on the first reporting date after the change is adopted.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements dated as of March 15, 2016 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 22.3.   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.   Construction, etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6.    Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial.  (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)     The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)     The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)      Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)     THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

THE MARCUS CORPORATION

By
Its President

This Agreement is hereby accepted and agreed to as of the date hereof. [PURCHASER]

By
Name:
Title:

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

"Administrative Agent" means the Administrative Agent under the Bank Credit Agreement.

"Affiliate" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.  For all purposes of this Agreement, Restricted Subsidiaries shall not be deemed to be Affiliates of the Company or any other Restricted Subsidiary.

"Agreement" means this Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

"Anti-Corruption Laws" is defined in Section 5.16(d)(1).

"Anti-Money Laundering Laws" is defined in Section 5.16(c).

"Bank Credit Agreement" means the Credit Agreement dated as of January 9, 2020 by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, U.S. Bank National Association, as Syndication Agent, Wells Fargo Bank, National Association and Bank of America, N.A., as Co-Documentation Agents and the other financial institutions party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.

"Blocked Person" is defined in Section 5.16(a).

"Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

"Capital Expenditures" means, without duplication, any cash expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

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"Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

"Capital Lease Obligation" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person, as the lessee under the Capital Lease, which would appear as a liability on a balance sheet of such Person in accordance with GAAP.

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act, and applicable rules and regulations.

"CARES Allowable Uses" means "allowable uses" of proceeds of an SBA PPP Loan as described in Section 1102 of the CARES Act.

"CARES Payroll Costs" means "payroll costs" as defined in 15 U.S.C. 636(a)(36)(A)(viii) (as added to the Small Business Act by Section 1102 of the CARES Act).

"Change in Control" is defined in Section 8.8(i).

"CISADA" means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

"Closing" is defined in Section 3.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

"Collateral" means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of the Loan Parties, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Collateral Agent, on behalf of itself and the other ~~Bank Lenders~~lenders and the other Secured Creditors, to secure the Obligations.

"Collateral Agent" has the meaning set forth in the Intercreditor Agreement. As of the First Amendment Effective Date, the Collateral Agent is JPMorgan Chase Bank, N.A..

"Collateral Documents" means, collectively, the Security Agreement, the Mortgages and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Note Party and delivered to the the Collateral Agent.

"Collateral Release Date" means the first date on which each of the following events has

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occurred for such date: (a) such date is at least three full Fiscal Quarters after the date on which the Term A Loans have been paid in full and the Company is in compliance with the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date (and the Company has irrevocably elected to have the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date, effective on the Fixed Charge Coverage Reinstatement Date (b) the Consolidated Leverage Ratio is less than 3.5:1.0, as calculated for the most recently ended Fiscal Quarter prior to such date; (c) all Lenders under the Bank Credit Agreement shall simultaneously release the Collateral and all Subsidiary Guaranties; and (d) no Default or Event of Default shall exist on such date.

"Company" means The Marcus Corporation, a Wisconsin corporation or any successor that becomes such in the manner prescribed in Section 10.2.

"Confidential Information" is defined in Section 20.

"Consolidated Adjusted Cash Flow" means, for any period, the Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (a) depreciation and amortization for such period, (b) all current and deferred taxes on income, provision for taxes on income, provision for taxes on unremitted foreign earnings which are included in consolidated gross revenues and current additions to reserves for taxes, and (c) Consolidated Interest and Rental Expense, together with those items excluded from the definition of Consolidated Interest and Rental Expense pursuant to the proviso in such definition.

~~"~~"Consolidated Adjusted Net Worth~~"~~" means, as of any date of determination thereof, the Consolidated Net Worth less the total amount of all Restricted Investments in excess of 20% of Consolidated Net Worth, each as of such date of determination.

"Consolidated Debt" means, as of the date of any determination thereof, all Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date of determination; provided that the amount included in Consolidated Debt that pertains to all obligations under the Master Licensing Agreement, to the extent considered a Capital Lease under GAAP, shall be equal to (a) one twelfth of any shortfall amount required to be paid under the Master Licensing Agreement for the most recently ended four consecutive Fiscal Quarters, times (b) the number of months remaining in the term of the Master Licensing Agreement as of the most recently ended Fiscal Quarter.

"Consolidated EBITDA" means, for any period, consolidated operating income for the Company and its Restricted Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such consolidated operating income for such period, the sum of (i) all amounts attributable to depreciation and amortization expense for such period, (ii) any non-cash share based compensation for such period, (iii) any ~~extraordinary~~ unusual and/or infrequently occurring  non-cash fees, costs, expenses, charges, losses or similar items for such period, (iv) any other non-cash fees, costs, expenses, charges, losses or similar items for such period (but excluding any non-cash charge in respect of an item that was included in consolidated operating income for the Company and its Restricted Subsidiaries in a prior period and any non-cash charge that relates to the write-down or write-off of inventory, and any charge that is an amortization of a cash item that was paid in a prior period shall not be considered a non-cash charge), ~~and~~ (v) ~~any~~fees, costs, expenses, charges and losses incurred during such period in connection with any issuance, incurrence, conversion, exchange, redemption, repurchase, repayment, refinancing, settlement or satisfaction of any Debt, equity or Permitted Convertible Indebtedness Call Transaction (whether or not successful), (vi) any proceeds from business interruption insurance received during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were taken into account in computing consolidated operating income for the Company and its Restricted Subsidiaries, and (vii) any other unusual and ~~non-recurring~~/or infrequently occurring fees, cash charges and other cash expenses for such period in an amount not to exceed $10,000,000 during any four consecutive Fiscal Quarter period, minus (b) without duplication and to the extent included in consolidated operating income for the Company and its Restricted Subsidiaries, (i) any cash payments made during such period in respect of non-cash charges described in clauses (a)(ii)-(iv) above and taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period (provided that any income recognized in any period for cash received in a prior period (and not recognized in such prior period) shall not be considered non-cash under this clause (ii)), all calculated for the Company and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis consistently applied and determined in a manner consistent with the Company's most recently publicly filed financial statements.

"Consolidated Fixed Charge Coverage Ratio" means, as of the date of any determination thereof, the ratio of (a) Consolidated Adjusted Cash Flow to (b) Consolidated Interest and Rental Expense to the extent paid or payable in cash.

"Consolidated Interest and Rental Expense" means, for any period, all amounts recorded and deducted in computing Consolidated Net Income for such period in respect of interest charges and expense and rental charges for such period (whether paid or accrued, or a cash or non-cash expense, and in the case of rental payments, including the full amount of those payments made under operating leases or synthetic leases, but only the imputed interest under Finance Leases) in accordance with GAAP; provided, Consolidated Interest and Rental Expense shall exclude all imputed interest discounts, yield, fees, charges and expense related to any Convertible Securities and/or any Permitted Convertible Indebtedness Call Transaction.

"Consolidated Leverage Ratio" or "CLR" means, as of the date of any determination thereof, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on or most recently prior to such date.

"Consolidated Liquidity" means, as of the end of any Fiscal Quarter, the sum of (x) Unrestricted Cash On Hand as of the last day of such Fiscal Quarter plus (y) the difference between the Revolving Commitment (as defined in the Bank Credit Agreement) and the average daily Revolving Credit Exposure (as defined in the Bank Credit Agreement)  for such Fiscal Quarter, provided that the amount calculated under this clause (y) for the second Fiscal Quarter of 2020 shall be determined on a pro forma basis assuming the Term A Loans funded on the First Amendment Effective Date were funded on the first day of such Fiscal Quarter.

"Consolidated Net Income" means, for any period, the consolidated gross revenues of the Company and its Restricted Subsidiaries, less all operating and non-operating expenses of the Company and its Restricted Subsidiaries, including all charges of a proper character (including current and deferred taxes on income, provision for taxes on income, provisions for taxes on unremitted foreign earnings which are included in consolidated gross revenues, and current additions to reserves), all determined in accordance with GAAP consistently applied, but not including in the computation thereof the amounts (including related expenses and any tax effect related thereto) resulting from (i) any gains or losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), (ii) any gains or losses resulting from the reevaluation of assets, (iii) any gains or losses resulting from an acquisition by the Company or any of its Restricted Subsidiaries at a discount of any debt of the Company or any of its Restricted Subsidiaries, (iv) any equity of the Company or any of its Restricted Subsidiaries in the unremitted earnings of any Person which is not a Restricted Subsidiary, (v) any earnings of any Person acquired by the Company or any of its Restricted Subsidiaries through purchase, merger or consolidation or otherwise for any time prior to the date of acquisition, (vi) any deferred credit representing the excess of equity in any Restricted Subsidiary of the Company at the date of acquisition over the cost of the investment in such Restricted Subsidiary, (vii) any restoration to income of any reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (viii) any net gain from the collection of life insurance policies, or (ix) any gain resulting from investments or any other nonrecurring item.

~~"~~"Consolidated Net Worth~~"~~" means, as of any date of determination thereof, the shareholders' equity of the Company and its Restricted Subsidiaries, calculated in accordance with GAAP on a consolidated basis consistently applied.

"Consolidated Total Assets" means, as of the date of any determination thereof, the total amount of all assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

"Consolidated Total Capitalization" means, as of the date of any determination thereof, the sum of (i) Consolidated Debt, plus (ii) Consolidated Adjusted Net Worth.

"Contingent Obligation" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in (including, without limitation, Deferred Equity Contribution Obligations), a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person or guarantees the payment of dividends or other distributions upon the shares of any other Person; excluding (i) endorsements of instruments in the course of collection, (ii) so long as no claim or payment has been made thereon, guarantees that are effective solely upon the occurrence of specified "bad boy" events that have not yet occurred in circumstances in which the occurrence of such events is within the control of such Person or a Person controlled by such Person (e.g., provisions commonly known as "bad boy" acts of such Person or a Person controlled by such Person, including fraud, gross negligence, willful misconduct, and unlawful acts and such other customary "bad boy" acts as are reasonably acceptable to the Administrative Agent), and (iii) so long as no claim or payment has been made thereon, guarantees by the Company of the payment of franchise fees (but not of any ~~Indebtedness~~Debt) by its Subsidiaries consistent with past practices and in the ordinary course of business. The amount of any Person's obligation under any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

"Control Event" is defined in Section 8.8(j).

"Controlled Entity" means (i) any of the Subsidiaries of the Company and any of their or the Company's respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.  As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Convertible Securities" means (a) the Specified Convertible Senior Notes and (b) any other unsecured Debt of the Company that is or will become, upon the occurrence of certain specified events or after the passage of a specified amount of time, (i) convertible into, or exchangeable for, Qualified Equity Interests of the Company (and cash in lieu of fractional shares), call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Equity Interests of the Company and/or cash (in an amount determined by reference to the price of such Equity Interests) and/or (ii) sold as units with call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Equity Interests of the Company and/or cash (in an amount determined by reference to the price of such Equity Interests).

"Credit Facility" is defined in Material Credit Facility.

"Debt" means, with respect to any Person, without duplication,

(a)    its liabilities for borrowed money;

(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business, accrued expenses in the ordinary course of business and employee compensation and benefit obligations incurred in the ordinary course of business, but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)    its Capital Lease Obligations;

(d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

(e) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

"Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

"Default Rate" means, with respect to each Note, that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of such Note or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its "base" or "prime" rate.

"Deferred Equity Contribution Obligations" means obligations of the Company or its Restricted Subsidiaries to make equity contributions to Subsidiaries engaged in businesses of the type conducted by the Company and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto, provided that no Default exists at the time such obligation is incurred and the incurrence of any such obligation does not cause a Default.

"Disclosure Documents" is defined in Section 5.3.

"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding, for the avoidance of doubt, any issuance or conversion of Convertible Securities and the consummation of any Permitted Convertible Indebtedness Call Transaction.

"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Equity Interests, cash in lieu of fractional shares of such Qualified Equity Interests, and call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Equity Interests and/or cash), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior occurrence of the Revolving Credit Maturity Date (as defined in the Bank Credit Agreement)  and the Term A Maturity Date (as defined in the Bank Credit Agreement)), or redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests, cash in lieu of fractional shares of such Qualified Equity Interests, and call options, warrants, rights or obligations to purchase ((or substantially equivalent derivative transactions) that are exercisable for Qualified Equity Interests and/or cash), in whole or in part.  Notwithstanding the foregoing, (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Company and/or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests.

"Electronic Delivery" is defined in Section 7.1(a).

"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

~~"~~"Equity Interests~~"~~" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

"Event of Default" is defined in Section 11.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Real Property" means (a) the real property described on Schedule 10.2 and (b) any other owned real property of the Company and its Restricted Subsidiaries that is not a hotel or theater and if the fair market value thereof (as reasonably determined by the Company and approved by the Administrative Agent) does not exceed $5,000,000 or as otherwise agreed to by the Required Holders.

"Excluded Sale and Leaseback Transaction" shall mean any sale or transfer of property owned by the Company or any Restricted Subsidiary to any Person within one hundred eighty (180) days following the acquisition or construction of such property by the Company or any Restricted Subsidiary if the Company or a Restricted Subsidiary shall concurrently with such sale or transfer lease such property, as lessee.

"Excluded Subsidiaries" means (a) Pfister LLC and (b) with the consent of the Required Holders, Subsidiaries that are not Wholly Owned Subsidiaries of the Company.

"First Amendment" means the First Amendment to Note Purchase Agreement dated as of April 29, 2020 by and among the Company and the holders of Notes.

"First Amendment Effective Date" has the meaning given to that term in the First Amendment.

"Fiscal Quarter" means each fiscal quarter of the Company based on three 13-week quarters and a final quarter consisting of 13 or 14 weeks consistent with the Company's current practice.

"Fixed Charge Coverage Reinstatement Date" means the earlier of (x) September ~~24~~29, ~~2021~~2022 and (y) the date on which the Company sends ~~either~~ the Administrative Agent ~~or~~and the holders of Notes an irrevocable written notice that it is reinstating the testing of the Consolidated Fixed Charge Coverage Ratio (Section 10.5) suspended on the First Amendment Effective Date.  The Consolidated Fixed Charge Coverage Ratio will then resume testing beginning on the last day of the Fiscal Quarter ending September ~~24~~29, ~~2021~~2022 if such covenant is reinstated in accordance with clause (x) or on the last day of such Fiscal Quarter in which Company sends the Administrative Agent and the holders of Notes an irrevocable written notice in accordance with clause (y).

"Fixed Charges" means, with respect to any period, the sum of (i) all Operating Lease Rentals payable during such period by the Company and its Restricted Subsidiaries, plus (ii) Net Interest Charges during such period of the Company and its Restricted Subsidiaries.

~~"Fiscal Quarter" means each fiscal quarter of the Company based on three 13-week quarters and a final quarter consisting of 13 or 14 weeks consistent with the Company's current practice.~~

"Form 10-K" is defined in Section 7.1(b).

"Form 10-Q" is defined in Section 7.1(a).

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

"Governmental Authority" means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Restricted Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Restricted Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

"Governmental Forgivable Debt" means SBA PPP Loans and Governmental Stimulus Debt satisfying the following conditions: (i) such Debt is forgivable, (ii) the Company or its Restricted Subsidiary liable on such Debt qualifies for the forgiveness of such Debt, and (iii)  the Company or its Restricted Subsidiary liable on such Debt complies with all terms for the forgiveness thereof.

"Governmental Official" means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

"Governmental Stimulus Debt" means any unsecured Debt (other than SBA PPP Loans) incurred by the Company or any of its Restricted Subsidiaries after the First Amendment Effective Date pursuant to any Governmental Authority economic stimulus program offering such Debt on favorable terms to the Company or any of its Restricted Subsidiaries.

"Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

"Hazardous Material" means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

"holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, "holder" shall mean the beneficial owner of such Note whose name and address appears in such register.

"Incorporated Covenant" is defined in Section 9.11(b).

"INHAM Exemption" is defined in Section 6.3(e).

"Institutional Investor" means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than $2,000,000 of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

"Intercreditor Agreement" means the Intercreditor and Collateral Agency Agreement dated on or about the First Amendment Effective Date by and among the Administrative Agent, the Collateral Agent, the holders of Notes and the other parties thereto, as amended, restated or otherwise modified from time to time.

"Interest Charges" means, with respect to any period, the sum (without duplication) of (a) all interest in respect of all Debt of the Company and its Restricted Subsidiaries (including the interest component of rentals on Capital Leases) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, plus (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

"Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property or assets to be used or consumed in the ordinary course of business.

"Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

"Make-Whole Amount" is defined in Section 8.6.

"Master Licensing Agreement" means the master licensing agreement entered into during the second Fiscal Quarter of the 2012 Fiscal Year by the Company and/or its Restricted Subsidiaries with CDF2 Holdings, LLC, a subsidiary of Cinedigm Digital Cinema Corp. (CDF2), with respect to their digital cinema projection systems, and any amendments or modifications thereof and similar agreements (i.e. agreements under which all payments are expected to be covered through the payment of virtual print fees from film distributors to CDF2 or other independent third parties that are not affiliated with the Company or any of its Subsidiaries) with respect to their digital cinema projection systems.

"Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Restricted Subsidiaries taken as a whole.

"Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty or (e) prior to the Collateral Release Date, the Collateral, or the Administrative Agent's or Collateral Agent's Liens (on behalf of itself and the other Secured Creditors) on the Collateral or the priority of such Liens.

"Material Credit Facility" means, as to the Company and its Subsidiaries,

(a) the Bank Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;

(b) the 2013 NPA; and

(c)        any other agreement(s) creating or evidencing indebtedness for borrowed money entered into by the Company or any Restricted Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support ("Credit Facility"), in a principal amount outstanding or available for borrowing equal to or greater than $20,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

"Material Subsidiary" means any Restricted Subsidiary which, either individually or together with one or more Restricted Subsidiaries, (i) accounts for more than 5% of Consolidated Total Assets, or (ii) accounts for more than 5% of Consolidated gross revenues of the Company and its Restricted Subsidiaries.

"Maturity Date" is defined in the first paragraph of each Note.

"More Favorable Covenant" is defined in Section 9.11(a).

"Most Favored Lender Notice" is defined in Section 9.11(c).

"Mortgage" means the Specified Mortgages and any other mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Secured Creditors. including any amendment, restatement, modification or supplement thereto.

"Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

"NAIC" means the National Association of Insurance Commissioners or any successor thereto.

"Net Interest Charges" means, with respect to any period, the difference between (but not below zero) (i) all Interest Charges during such period of the Company and its Restricted Subsidiaries, minus (ii) all interest income during such period of the Company and its Restricted Subsidiaries.

"Note Documents" means this Agreement, the Notes, the Intercreditor Agreement, each Collateral Document, each Subsidiary Guaranty, and all other agreements, instruments, documents and certificates executed and delivered in connection with this Agreement or the transactions contemplated hereby or thereby.  Any reference in this Agreement or any other Note Document to a Note Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Note Document as the same may be in effect at any and all times such reference becomes operative.

"Note Party" or "Note Parties" means individually any of the Company or any Subsidiary Guarantor and collectively the Company and the Subsidiary Guarantors.

"Notes" is defined in Section 1.

"Obligations" is defined in the Intercreditor Agreement.

"OFAC" is defined in Section 5.16(a).

"OFAC Listed Person" is defined in Section 5.16(a).

"OFAC Sanctions Program" means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

"Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

"Operating Lease Rentals" means, with respect to any period, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or any Restricted Subsidiary as lessee under all leases of real or personal property (other than Capital Leases), excluding any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) (a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

"Permitted Bond Hedge Transaction" means any call option or capped call option (or substantively equivalent derivative transaction) relating to the common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company), whether settled in such common stock (or such other securities or property), cash or a combination thereof, purchased by the Company or any of its Subsidiaries in connection with an issuance of Convertible Securities; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Securities issued in connection with such Permitted Bond Hedge Transaction.

"Permitted Convertible Indebtedness Call Transaction" means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

"Permitted Refinancing Indebtedness" means any Debt issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to "Refinance"), other Debt (including previous re-financings that constituted Permitted Refinancing Indebtedness), to the extent that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Debt so refinanced (plus unpaid accrued interest and premium (including tender premium and any make-whole amount) thereon, any committed or undrawn amounts associated with, original issue discount on, and underwriting discounts, defeasance costs, fees, commissions and expenses incurred in connection with, such Permitted Refinancing Indebtedness), (b) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the earlier of the final maturity date of the Debt being refinanced and does not result in a shortening of the average weighted maturity of the Debt being refinanced, (c) if the Debt (including any guarantee thereof) being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness (including any guarantee thereof) shall be subordinated in right of payment to the Obligations on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Debt being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have direct obligors or contingent obligors that were not the direct obligors or contingent obligors (or that would not have been required to become direct obligors or contingent obligors) in respect of the Debt being Refinanced, except that Note Parties may be added as additional obligors, and (e) if the Debt being Refinanced is secured, such Permitted Refinancing Indebtedness may only be secured on terms no less favorable, taken as a whole, to the holders of Notes than those contained in the documentation (including any intercreditor agreement) governing the Debt being Refinanced.

"Permitted Warrant Transaction" means any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) on common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company) whether settled in such common stock (or such other securities or property), cash or a combination thereof,  purchased or sold by the Company or any of its Subsidiaries concurrently with a Permitted Bond Hedge Transaction.

"Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

"Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

"Priority Debt" means (without duplication), as of the date of any determination thereof, the sum of (a) all unsecured Debt of Restricted Subsidiaries other than (i) Debt owed to the Company or any other Restricted Subsidiary, and (ii) Debt outstanding at the time any Person becomes a Restricted Subsidiary (other than an Unrestricted Subsidiary which is designated as a Restricted Subsidiary pursuant to Section 10.13 hereof); provided that such Debt shall not have been incurred in contemplation of such Person becoming a Restricted Subsidiary, and (b) Debt of the Company and its Restricted Subsidiaries secured by Liens other than Debt secured by Liens permitted by subparagraphs (a) (b), (c), (d), (e), (g), (h), (i), (j), (k) and (l), excluding for purposes of the foregoing subparagraph (k), however, any Debt secured by the extension, renewal or replacement of a Lien permitted under sub paragraph (f) of Section 10.8.

"property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

"Proposed Prepayment Date" is defined in Section 8.8(c).

"PTE" is defined in Section 6.3(a).

"Purchaser" or "Purchasers" means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser's successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of "Purchaser" of such Note for the purposes of this Agreement upon such transfer.

"Qualified Equity Interests" means any Equity Interests other than Disqualified Equity Interests.

"Qualified Institutional Buyer" means any Person who is a "qualified institutional buyer" within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

"QPAM Exemption" is defined in Section 6.3(e).

"Ratable Portion" means (a) with respect to Section 10.10(2)(i), with respect to any Note, an amount equal to the product of (x) the amount equal to the net proceeds being so applied to the prepayment of Senior Debt in accordance with Section 10.10(2), multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Senior Debt of the Company and its Restricted Subsidiaries being prepaid pursuant to Section 10.10(2); and

(b) with respect to Section 10.10(2)(i)(y), with respect to any Note, an amount equal to the product of (x) the amount equal to the net proceeds being so applied to the prepayment (or, if applicable, offer to repurchase) Senior Debt in accordance with Section  10.10(2)(i) "second", as the case may be, multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the difference between (1) the aggregate principal amount of Senior Debt of the Company or its Restricted Subsidiaries being prepaid with such net proceeds and (2)  the aggregate principal amount of Term A Loans (as defined in the Bank Credit Agreement) of the Company or its Restricted Subsidiaries being prepaid pursuant to Section 10.10(2)(i) "first".

"Rating Agency" means, any of Kroll Bond Rating Agency, Inc., DBRS Ltd., Fitch, Inc., Moody's Investors Service, Inc. or S&P Global Ratings.

"Related Fund" means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

"Required Holders" means at any time (i) prior to the Closing, the Purchasers and (ii) on or after the Closing, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates or any Restricted Subsidiary and any Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the Notes).

"Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

"Restricted Investments" means all Investments, other than the following:

(a)      Investments by the Company and its Restricted Subsidiaries in and to

Restricted Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Restricted Subsidiary;

(b) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, are accorded one of the highest two ratings by Standard & Poor's Financial Services, LLC, a division of The McGraw-Hill Companies, Inc. or by Moody's Investors Services, Inc. or other nationally recognized credit rating agency of similar standing;

(c) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing within one year from the date of acquisition thereof;

(d) Investments in certificates of deposit or bankers acceptances maturing within one year from the date of issuance thereof, issued by Bank of America or any other bank or trust company organized under the laws of the United States or any state thereof, whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or a Restricted Subsidiary, accorded one of the highest two ratings by Standard & Poor's Financial Services, LLC, a division of The McGraw-Hill Companies, Inc. or by Moody's Investors Services, Inc. or other nationally recognized credit rating agency of similar standing;

(e) Investments in tax-exempt obligations maturing within one year from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, are accorded one of the highest two ratings by Standard & Poor's Financial Services, LLC, a division of The McGraw-Hill Companies, Inc. or by Moody's Investors Services, Inc. or other nationally recognized credit rating agency of similar standing;

(f) Investments resulting from receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries;

(g) Investments by the Company and its Restricted Subsidiaries in property, plant and equipment of the Company and its Restricted Subsidiaries to be used in the ordinary course of business;

(h) Investments in money market instrument programs which are classified as current assets of the Company or any Restricted Subsidiary in accordance with GAAP;

(i) Investments in repurchase agreements; and

(j) Investments of the Company and its Restricted Subsidiaries existing as of the date of Closing and described on Schedule 5.4.

In valuing any Investments for the purpose of applying the limitations set forth in this

Agreement, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

~~"~~"Restricted Payment~~"~~" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company; provided that, for avoidance of doubt, the payment or delivery by the Company of cash, Qualified Equity Interests or a combination of cash and Qualified Equity Interests, at the Company's election, upon conversion of the Specified Convertible Senior Notes, shall not be a "Restricted Payment".

"Restricted Subsidiary" means any Subsidiary which (i) at least a majority of the voting securities of such Subsidiary are owned by the Company and/or one or more Wholly-Owned Restricted Subsidiaries, (ii) is organized under the laws of the United States or any State thereof, (iii) conducts substantially all of its business and has substantially all of its assets within the United States, Canada or Mexico, and (iv) the Company has designated as a Restricted Subsidiary on Schedule 5.4 or by written notice given to the holders of all Notes in accordance with Section 10.8.

"SBA" means the U.S. Small Business Administration.

"SBA PPP Loan" means a loan incurred by the Company under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

~~"~~"SBA PPP Loan Date~~"~~" means the date on which the Company receives the proceeds of the SBA PPP Loan.

"SEC" means the Securities and Exchange Commission of the United States, or any successor thereto.

"Second Amendment" means the Second Amendment to Note Purchase Agreement dated as of June 26, 2020 by and among the Company and the holders of Notes.

"Second Amendment Effective Date" has the meaning given to that term in the Second Amendment.

"Secured Creditors" has the meaning assigned thereto in the Intercreditor Agreement.

"Securities" or "Security" shall have the meaning specified in section 2(1) of the Securities Act.

"Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

"Security Agreement" means that certain Pledge and Security Agreement (including any and all supplements thereto) given in connection with the First Amendment and by and among the Note Parties and the Collateral Agent, and subject to the Intercreditor Agreement, which shall become effective on the First Amendment Effective Date, and any other pledge or security agreement entered into, after the date of this Agreement by any other Note Party (as required by this Agreement or any other Note Document) or any other Person for the benefit of the Collateral Agent and the other Secured Creditors (or the Collateral Agent, and subject to the Intercreditor Agreement), as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Senior Debt" means, as of the date of any determination thereof, all Consolidated Debt, other than Subordinated Debt.

"Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

"Small Business Act" means the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business).

"Social Distancing Capital Expenditures" means, for any period, the aggregate Capital Expenditures of the Company and its Restricted Subsidiaries during such period required or advisable due to the adoption of or taking effect after the First Amendment Effective Date of any industry standards related to social distancing norms or any law, rule or regulation of any Governmental Authority after the First Amendment Effective Date relating thereto, provided that such aggregate amount for any applicable period relevant period shall not exceed $5,000,000.

"Source" is defined in Section 6.3.

"Specified Convertible Senior Notes" means the Company's  Convertible Senior Notes in the principal amount not to exceed $125,000,000 (or $145,000,000 if the underwriters' option to purchase additional Convertible Senior Notes on the same terms is exercised in full) issued and closed on or before the date 60 days after the date the Third Amendment is signed and dated.

"Specified Mortgages" means the Mortgages encumbering the Specified Real Property given in connection with the First Amendment and made by one or more of the Note Parties in favor of the Collateral Agent, for the benefit of the Administrative Agent and the other Secured Creditors, which shall become effective on the First Amendment Effective Date.

"Specified Period" means any period in which (i) any portion of the Term A Loans remain unpaid or outstanding or (ii) the testing of any financial covenant in this Agreement as in effect prior to the First Amendment Effective Date is suspended.

"Specified Period Fee" ~~is defined in Section 1.3~~means (i) from the First Amendment Effective Date until the day immediately preceding the Third Amendment Effective Date, an amount equal to 0.725% (72.5 bps) per annum (0.18125% (18.125 bps) per quarter) and (ii) from the Third Amendment Effective Date until the last day of the Fiscal Quarter ending after the

Collateral Release Date, an amount equal to 0.975% (97.5 bps) per annum (0.24375% (24.375 bps) per quarter)).

"Specified Real Property" means all real property owned by any of the Note Parties as of the First Amendment Effective Date and all real owned by any of the Note Parties ~~as of the First Amendment Effective~~ after the First Amendment Effective Date, excluding the Excluded Real Property.

"Stockholders' Equity" means, as of the date of any determination thereof, the total amount of shareholders' equity of the Company and its Restricted Subsidiaries (after eliminating all minority interests, if any), determined on a consolidated basis in accordance with GAAP.

"Subordinated Debt" means, as of the date of any determination thereof, all unsecured Debt of the Company which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Debt of the Company (including, without limitation, the obligations of the Company under this Agreement or the Notes).

"Subsidiary" means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

"Subsidiary Guarantor" means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

"Subsidiary Guaranty" is defined in Section 9.8(a).

"Substitute Purchaser" is defined in Section 21.

"Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

"SVO" means the Securities Valuation Office of the NAIC or any successor to such Office.

"Term A Loans" shall have the meaning assigned thereto in the Bank Credit Agreement as of the First Amendment Effective Date.

"Third Amendment" means the Third Amendment to Note Purchase Agreement dated as of September [___], 2020 by and among the Company and the holders of Notes.

"Third Amendment Effective Date" has the meaning given to that term in the Third Amendment.

"2013 NPA" means the Note Purchase Agreement dated as of June 27, 2013 among the Company and the Institutional Investors party thereto, pursuant to which the Company issued its $50,000,000 4.02% Senior Notes due 2025, as amended or modified from time to time.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

"USA PATRIOT Act" means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

~~"~~"Unrestricted Cash On Hand~~"~~" means unrestricted cash of the Company and its Restricted Subsidiaries that (i) can be freely used by the Company or any of its Restricted Subsidiaries for immediate or general business use and (ii) is not classified as restricted cash on the financial statements of the Company or any of its Restricted Subsidiaries.  For the avoidance of doubt, Unrestricted Cash On Hand does not include any cash with respect to checks that have been written and have not cleared, credit card receipts not converted to cash and petty cash on hand at hotel and theater location in the ordinary course of business (provided that such petty cash shall not exceed $1,300,000 in the aggregate for purposes of this definition) and minimum cash required to be held at local banks.

"Unrestricted Subsidiary" means any Subsidiary which is not a Restricted Subsidiary.

"Wholly-Owned Restricted Subsidiary" means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Restricted Subsidiaries at such time.

EXHIBIT B

Composite Copy of Bank Credit Agreement2

Reflecting Third Amendment to the Bank Credit Agreement

[see attached]

2                    The Composite Copy of the Bank Credit Agreement is a copy of the Execution Version of the Bank Credit Agreement dated as of January 9, 2020. The “blackline” reflects changes as of the Effective Date of the Third Amendment from the existing the Bank Credit Agreement.

EXHIBIT C

Composite Copy of Note Purchase Agreement dated as June 27, 20133

Reflecting Third Amendment to the Note Purchase Agreement

[see attached]

3                    The Composite Copy of the Note Purchase Agreement is a copy of the Execution Version of the Note Purchase Agreement dated as of June 27, 2013 (the “2013 NPA”). The “blackline” reflects changes as of the Effective Date of the Third Amendment from the existing the 2013 NPA.